Exhibit 99.13
Script for Phone Call from VPO/RM
to Local/Regional Business Partners
Thank you for taking time to talk with me today. We have some exciting news that I want to share with you as soon as possible.
Today, after careful consideration, Correctional Medical Services (CMS) and PHS Correctional Healthcare (PHS) have announced we have entered into a definitive agreement to combine our parent companies.
Our companies have complementary strengths and cultures that will fit together very well as we continue to partner with you to provide services to our customers. After closing, the new company will be focused on our companies’ shared commitment to collaboration and partnership with our clients. These values have been a part of each company’s culture and will remain our key priority as we move forward together. Frankly, we don’t expect that this combination will change the work that you and your staff are doing. You play an important role in our work on behalf of the (INSERT CORRECTIONS AGENCY), and we fully expect we will continue to use your services.
We are taking this important step because it will bring together the best assets from both companies and help us do an even better job meeting the needs of the patients and customers we serve.
The operational headquarters will be in St. Louis, Missouri. The corporate headquarters will be in Brentwood, Tennessee. Weexpect the transaction will close in the second quarter of 2011.
During the next few weeks and months, we will be carefully evaluating all business partner relationships to see how we can most effectively use them to meet customer needs. We are happy to talk with you further about that if you have information you would like us to consider.
Thank you.
Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE

MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.
Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.